                                                               EXHIBIT 10.24 (A)

                           NEXELL THERAPEUTICS INC.
                                  NINE PARKER
                           IRVINE, CALIFORNIA 92718


                                 May 28, 1998


Mr. L. William McIntosh
202 Somerset Court
Lansdale, PA 19446

Dear Bill:

     This letter agreement sets forth in all respects the agreement between you and Nexell Therapeutics Inc. ("Nexell") as to the terms and conditions of your employment by Nexell.

     1) You will be employed as President & Chief Executive Officer of Nexell. You will report to the Board of Directors of Nexell. At the option of the Board of Directors of Nexell, you agree to serve, for no additional compensation, as a director and/or officer of any or all of Nexell's subsidiaries or affiliates throughout the term of your employment. The place of employment will be at the offices of Nexell in Irvine, California.

     2) The term of your employment will commence effective March 1, 1998, and shall continue until terminated under the provisions of Paragraph 5 below. You will be a full-time employee of Nexell and you agree to devote your business and professional time, energy and skills to the affairs of Nexell and its subsidiaries and affiliates and to serve Nexell faithfully and to the best of your ability.

               a) As compensation for the services to be rendered by you hereunder, Nexell will pay you (i) a signing bonus of $25,000 payable on your execution and delivery of this letter agreement, and (ii) a base salary of $225,000 per annum, payable in installments in accordance with Nexell's regular payroll practices, and (iii) an annual cash bonus to be determined in accordance with the provisions of subparagraph 2(d).

               b) As additional compensation, Nexell shall award you, effective upon commencement of your employment, Non-Incentive Stock Options to purchase 125,000 shares of Nexell common stock at an exercise price of $5.00 per share pursuant to Nexell's 1998 Non-Incentive Stock Option Plan (the "Plan"), subject to approval of the Board of Directors of Nexell and approval of the adoption of the

Mr. L. William McIntosh
May 28, 1998
Page 2

          Plan by the shareholders of Nexell and of VIMRx Pharmaceuticals Inc. ("VIMRx"). Such options will be granted pursuant to such terms and conditions as are set forth in the Plan and a Non-Incentive Stock Option Agreement substantially in the form of the Non-Incentive Stock Option Agreement attached to the Plan as Exhibit A. Such Non-Incentive Stock Option Agreement shall provide that (i) all of such options shall be vested and exercisable on and after January 1, 2002 and they shall become vested in accordance with the following vesting schedule:
          31,250 on January 1, 1999; 31,250 on January 1, 2000; 31,250 on
          January 1, 2001; and 31,250 on January 1, 2002, (ii) such options shall expire ten years after their grant (subject to earlier termination pursuant to the terms of the Plan and the Non-Incentive Stock Option Agreement), and (iii) pursuant to Section 7(a) of the Plan, or the corresponding provision of any amendment of the Plan, such options shall be exercisable for shares of VIMRx common stock at the rate of 3 shares of VIMRx common stock for each share of Nexell common stock purchasable under the options, at an exercise price per share of VIMRx common stock equal to one-third of the exercise price per share of the Nexell common stock set forth in the Non-Incentive Stock Option Agreement.

               c) You will be eligible to participate in Nexell's medical, dental, life and long-term disability insurance and other benefit programs, including any 401(k) or other retirement plans, from time to time in effect for Nexell's senior executives, your participation in any such plans to be in accordance with their respective terms and conditions.

               d) Your performance will be reviewed annually by Nexell's Board of Directors, in connection with which your annual cash bonus and possible increases in your base compensation for the future will be discussed, it being understood that any such decisions shall be within the discretion of Nexell's Board of Directors and/or its Compensation Committee (or other similar committee duly appointed by Nexell's Board of Directors). However, it is further understood that the annual cash bonus is initially targeted at an amount equal to at least 25 percent of base compensation, assuming satisfactory performance.

               e) Until such time as you have relocated your residence to California or until the expiration of six months following the commencement of your employment hereunder, whichever occurs first, Nexell will pay or reimburse (i) all of your reasonable expenses for travel to and from California and all of your reasonable living expenses while in California, and (ii) the cost of up to three round trip economy airline tickets for travel to California by your fiancee. Nexell also will pay the reasonable expenses of moving your household and personal effects from your home in southeastern Pennsylvania to a new residence in California and the reasonable closing costs [including points?] of purchasing a new home in California.

Mr. L. William McIntosh
May 28, 1998
Page 3

          To the extent that any of the expenses paid or reimbursed by Nexell pursuant to this subparagraph 2(e) constitutes compensation income to you that is subject to personal income taxation, Nexell will pay you an additional amount of cash compensation equal to the aggregate federal, state, and local income taxes payable by you with respect to the compensation income attributable to the payment or reimbursement of such expenses by Nexell (including income taxes payable with respect to such additional cash compensation).

     3) You will be entitled to take up to an aggregate of four weeks of vacation each calendar year as business conditions permit. Nexell shall not be required to provide any additional compensation to you for vacation time not utilized by you.

     4) Nexell will reimburse you for all reasonable and documented business expenses incurred by you on behalf of Nexell during the term of your employment hereunder consistent with Nexell's expense reporting policy (as the same may be modified from time to time). Notwithstanding anything herein to the contrary, the provisions of this Paragraph 4 shall survive the effective date of termination of this Agreement for a period of six months.

5)

               a) Your employment hereunder may be terminated at any time by Nexell for cause (as such term is hereinafter defined) or, upon at least 60 days' prior written notice by you or by Nexell, without cause.

               b) In the event your employment is terminated by Nexell without cause or is terminated by you in the circumstances described in Paragraph 5(f) below, this Agreement shall terminate immediately on the effective date of termination of your employment; provided, however, that:

                    i) you will be paid twelve months' base salary as severance in monthly installments (in arrears) beginning the first full month following the cessation of your employment with Nexell;

                    ii) you will be entitled to receive any accrued but unpaid salary earned by you through the effective date of such termination.

                    iii) in the event that your employment is terminated by Nexell without cause or is terminated by you in the circumstances described in Paragraph 5(f) below within 30 months after the commencement of your employment hereunder, Nexell will pay or reimburse

Mr. L. William McIntosh
May 28, 1998
Page 4

                           reasonable expenses for moving your household and personal effects from California to southeastern Pennsylvania; and

                    iv) in the event that your employment is terminated by Nexell without cause or is terminated by you in the circumstances described in Paragraph 5(f) below following the date that is two years after the commencement of your employment hereunder, all of your then-vested options to purchase Nexell common stock shall become exercisable for shares of VIMRx common stock at the rate of 3 shares of VIMRx common stock for each share of Nexell common stock purchasable under such vested options, at an exercise price per share of VIMRx common stock equal to one-third of the exercise price per share of Nexell common stock set forth in the Non-Incentive Stock Option Agreement.

          c) No severance shall be paid or payable to you in the event your employment is terminated for cause, or you voluntarily resign from your employment with Nexell, in which events this Agreement shall terminate immediately upon the effective date of termination of your employment or upon the effective date of your resignation, respectively; provided, however, that Nexell shall nonetheless be obligated to pay you any accrued but unpaid salary earned by you through the date of such termination.

          d) For purposes of this Agreement, termination for "cause" shall mean termination due to any or more of the following: (i) if you are indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that you have committed any act involving fraud, willful misconduct, dishonesty, breach of trust or moral turpitude;
     (ii) if you willfully breach your duty of loyalty to, or commit an act of fraud or dishonesty upon, Nexell; (iii) if you demonstrate gross negligence or willful misconduct in connection with your employment; (iv) if, in the reasonable, good faith opinion of a majority of Nexell's whole Board of Directors (excluding yourself, if you shall then be a director of Nexell), you engage in personal misconduct of such a material nature as to render your presence as an officer of Nexell detrimental to Nexell or its reputation and you fail to cure the same within five days after notice thereof from Nexell; or (v) if you commit a material breach of or a default under any of the terms or conditions of this Agreement and you fail to cure such breach or default within ten days after prior written notice thereof from Nexell.

          e) Your employment hereunder shall terminate immediately upon your death or "permanent disability" (as such term is hereinafter defined). In either such event,

Mr. L. William McIntosh
May 28, 1998
Page 5


     this Agreement shall terminate immediately upon the cessation of your employment; provided, however, you (or your legal representative, as the case may be) will be entitled to receive any accrued but unpaid salary earned by you through the date of such termination, plus severance in monthly installments (in arrears), beginning the first full month following the date of such termination, in an aggregate amount equal to the positive difference, if any, between (x) the base salary you would have received hereunder for the six months immediately following such termination date had your employment continued for such six month period, and (y) the total monies paid or payable to you with respect to such six month period under the long-term disability insurance policy or policies maintained by Nexell for your benefit, if any. For purposes of this Agreement, the term "permanent disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by Nexell for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term "permanent disability" shall be assigned different definitions, then the term "permanent disability" shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders you incapable of fully performing the services required of you in accordance with your obligations hereunder for a period aggregating 120 days during any twelve-month period.

          f) In the event of occurrence of any of the following events, you shall have the right to terminate your employment with Nexell on at least 60 days' notice. Subject to the foregoing provisions of this Paragraph 5, in the event such notice is given by you within 30 days of any one or more of such events, such termination of employment shall be deemed termination of your employment by Nexell without "cause" within the meaning of this Paragraph 5:

               i) a material breach of or default under this Agreement by Nexell which is not cured by Nexell within ten (10) days after its receipt of written notice thereof from you;

               ii) a material reduction in your duties by Nexell's Board of Directors (not arising from any physical or mental disability you may sustain) which would be inconsistent with the position of President & Chief Executive Officer of Nexell or such other executive position to which you may be assigned and the same shall not have been alleviated by Nexell's Board of Directors within ten (10) days after its receipt of written notice thereof from you.

6) You hereby agree that you shall not, directly or indirectly, during the term of your employment hereunder and until the expiration of six months after you cease to be

Mr. L. William McIntosh
May 28, 1998
Page 6

     so employed by Nexell, own, manage, operate, join, control or become employed by, or render any services of an advisory nature or otherwise, or participate in the ownership, management, operation or control of, or otherwise be connected in any manner with, any business competitive with the business of Nexell or any of its directly or indirectly, wholly or partially owned subsidiaries without Nexell's prior written consent.

7)

          a) You further hereby covenant and agree that you will not at any time during, or (a) for a period of three (3) years following the termination of, your employment with Nexell, reveal, divulge or make known to any person or entity any secrets or confidential information (whether oral, written, or electronically encoded) whatsoever, of or concerning Nexell or any of its directly or indirectly, wholly or partially owned subsidiaries or its business or anything connected therewith, all of which is and shall remain the property of Nexell and shall be returned by you to Nexell (including all copies) immediately upon any termination of your employment (or earlier, if requested by Nexell), or (b) for a period of three (3) years following the termination of your employment with Nexell, directly or indirectly entice away from Nexell's employment, retain or otherwise engage, any employee of Nexell, or attempt to do any of the foregoing.

          b) For purposes hereof, confidential information shall not include any information which: (i) is or becomes generally available to the public other than as a result of a wrongful disclosure by you or your representatives; (ii) was known by you on a non-confidential basis prior to its disclosure to you by Nexell or its representatives; (iii) becomes available to you from a source other than Nexell or its representatives, provided that such source is not bound by a confidentiality agreement with Nexell or its representatives and otherwise has a right to disclose the same; or (iv) is required to be disclosed by any governmental or judicial authority, provided, in such case, that you shall use your best efforts to notify Nexell immediately of any such requirement so that Nexell shall have an opportunity to contest it.

8) In the event of any breach or threatened breach by you of any one or more of the provisions of Paragraphs 6 (relating to non-competition) or 7 (relating to non-disclosure and non-enticement of employees) above, Nexell will be entitled, in addition to any remedy hereunder or under any applicable law or in equity, to an injunction restraining the breach of such provisions hereof.

9) You agree that Nexell may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on you in any

Mr. L. William McIntosh
May 28, 1998
Page 7

     amount deemed advisable by Nexell to protect its interests, and you agree that you shall have no right, title or interest therein and further agree to submit to any medical or other examination and to execute and deliver any application or other instruments in writing reasonably necessary to effectuate such insurance.

10) You represent and warrant that you are not under any obligation, restriction or limitation, including but not limited to confidentiality and/or non-competition restrictions, contractual or otherwise, to any other individual or entity which would prohibit or impede you from performing your duties and responsibilities hereunder and that you are free to enter into and perform the terms and provisions of this Agreement. Your employment agreement dated May 19, 1997 with VIMRx has been terminated by the mutual consent of the parties, effective February 28, 1998, and VIMRx has consented to your employment by Nexell.

11) Notwithstanding anything herein to the contrary, the provisions of Paragraphs 6, 7, 8 and 10 hereof shall expressly survive the expiration or termination of this Agreement regardless of the reason for, or cause of, any such termination.

12) All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be either personally delivered (including by couriers such as FedEx) or sent by pre-paid certified mail, return receipt requested, addressed to the address stated below of the party to which notice is given, or to such changed address as such party may have fixed by notice given in accordance with the terms hereof:

TO Nexell:            Nexell Therapuetics Inc.
                      Nine Parker
                      California 92718
                      Attn:  The Board of Directors

WITH A COPY TO:       VIMRx Pharmaceuticals Inc.
                      c/o Richard L. Dunning, President
                      2971 Centerville Road
                      Suite 210, Little Falls II
                      Wilmington, Delaware  19808

AND A COPY TO:        Lowell S. Lifschultz
                      Epstein Becker & Green, P.C.
                      250 Park Avenue
                      New York, New York  10177-0077

Mr. L. William McIntosh
May 28, 1998
Page 8

   TO Mr. McIntosh:      L. William McIntosh
                         202 Somerset Court
                         Lansdale, PA 19446

  Any notice, sent as provided above, shall be deemed given upon receipt at the address provided for above (or, in the event delivery is refused, the first date on which delivery was tendered).

     13) This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto.

     14) This Agreement may not be amended, modified, altered or terminated (other than pursuant to its terms) except by an instrument in writing signed by the parties.

     15) In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

     16) This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely therein (without giving effect to the conflict of law rules thereof) .

          Kindly indicate your agreement with the foregoing by countersigning the enclosed duplicate copy of this letter agreement and returning it to me on behalf of Nexell.

          On behalf of the Board of Directors of Nexell, we look forward to a long and mutually rewarding relationship.

                                    Sincerely,

                                    NEXELL THERAPEUTICS INC.


                                    By: /s/ Richard L. Dunning
                                       -----------------------------
                                        Richard L. Dunning, Director
ACCEPTED AND AGREED TO THIS
28th DAY OF MAY, 1998

    /s/ L. William McIntosh
---------------------------
     L. William McIntosh